Exhibit 99.1

Malibu Boats, Inc. Announces Pricing of Initial Public Offering

Loudon, TN – January 30, 2014 – Malibu Boats, Inc. today announced the pricing of its initial public offering of 7,142,858 shares of Class A Common Stock at a price of $14.00 per share. Malibu Boats, Inc. is offering 6,743,744 shares and the selling stockholders are offering 399,114 shares. In connection with the offering, Malibu Boats, Inc. and the selling stockholders have granted the underwriters a 30-day option to purchase up to an additional 1,071,429 shares of Class A Common Stock to cover over-allotments, if any. The shares will be listed on the Nasdaq Global Select Market beginning on January 31, 2014 under the ticker symbol “MBUU.” The offering is expected to close on February 5, 2014,

Raymond James and Wells Fargo Securities are acting as joint book-running managers for the offering. SunTrust Robinson Humphrey and BMO Capital Markets are acting as co-managers.

The offering of these securities is being made only by means of a prospectus. A copy of the final prospectus related to the offering may be obtained by contacting Raymond James & Associates, Inc., Attention: Equity Syndicate, 880 Carillon Parkway, St. Petersburg, FL 33716, telephone: (800) 248-8863 or via email at prospectus@raymondjames.com, or by contacting Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 375 Park Avenue, New York, New York 10152, telephone: (800) 326-5897 or via email at cmclientsupport@wellsfargo.com.

The registration statement on Form S-1 relating to the securities has been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Malibu Boats, Inc.

Malibu Boats is a leading designer, manufacturer and marketer of performance sport boats, with the #1 market share position in the United States since 2010. The Company has two brands of performance sport boats Malibu and Axis Wake Research. Since inception in 1982, the Company has been a consistent innovator in the powerboat industry, designing products that appeal to an expanding range of recreational boaters and water sports enthusiasts whose passion for boating and water sports is a key aspect of their lifestyle.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “might,” “will,” “would,” “could” or “intend.” These forward-looking statements include, without limitation, statements regarding the listing of the shares on the Nasdaq Global Select Market and the closing of the initial public offering. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission.

Contacts

Malibu Boats, Inc.

Wayne Wilson

Chief Financial Officer

(865) 458-5478

ICR

John Rouleau/Rachel Schacter

(203) 682-8200

John.Rouleau@icrinc.com

Rachel.Schacter@icrinc.com